Exhibit 99.1

lululemon Expands Board of Directors With Appointment of Kourtney Gibson

VANCOUVER, British Columbia - November 19, 2020 - lululemon athletica inc. (NASDAQ:LULU) today announced the appointment of Kourtney Gibson to serve on its Board of Directors, effective immediately.
Ms. Gibson is President of Loop Capital Markets, one of the largest privately held investment banking, brokerage, and advisory firms headquartered in the United States. After joining the company as an intern more than 20 years ago, she has held various roles at the firm, including spearheading its global equity division for more than a decade.
“Kourtney Gibson is an accomplished business leader with an impressive track record of identifying high-growth opportunities for her clients,” said Glenn Murphy, Chairman of the Board. “We are counting on her to bring powerful consumer and market insights to our CEO and senior management team. On behalf of the entire Board of Directors, I am pleased to welcome Kourtney to the lululemon family.”
“lululemon is a unique brand with an impressive growth runway. I’m excited to join the Board of Directors to support the brand’s strategic vision and to help build upon the momentum in the business,” said Ms. Gibson.
Ms. Gibson received an M.B.A. from the Kellogg School of Management at Northwestern University and a B.B.A. from the University of Miami. She is on the Boards of MarketAxess Holdings Inc. (NASDAQ: MKTX), a global financial technology company, as well as the University of Miami, Viterbo University, and various non-profit Boards. She is a member of the Treasury Market Practices Group sponsored by the Federal Reserve Bank of New York and the Economic Club of Chicago.
Ms. Gibson resides in Atlanta with her husband and three daughters and is an avid runner.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Contacts
Investors:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676
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